Exhibit 99.1

TO: Distribution List	DATE:	April 27, 2016

cc: David P. Scharf	FROM:	Ellen K. McIntosh, Associate General Counsel

	SUBJECT:	Notice of Potential Special Trading Blackout in connection with Baxalta Exchange Offer

This notice of a potential special trading blackout (the “Special Blackout”) applicable to Baxter securities is being provided as required by federal law in connection with Baxter’s offer (the “Exchange Offer”) to exchange up to 12,800,000 shares of common stock of Baxalta Incorporated (“Baxalta Shares”) for shares of Baxter common stock (“Baxter Shares”) pursuant to the Prospectus dated April 21, 2016 (the “Prospectus”).

This notice is being provided in order to notify you that directors of Baxter and officers of Baxter who are subject to Section 16 of the Securities Exchange Act of 1934, as amended, may be prohibited, from May 17, 2016, at 4:00 p.m. Eastern Daylight time, through May 26, 2016, from purchasing, selling or otherwise acquiring or transferring Baxter Shares or derivative securities with respect to Baxter Shares that you acquired in connection with your service or employment as a director or officer of Baxter (or any successor or subsidiary corporation). It is possible that the Special Blackout may be extended beyond that period. You will be notified of any changes in these dates. The Special Blackout will be imposed if 50% or more of the participants or beneficiaries located in the U.S., its territories and possessions under individual account plans maintained by Baxter, including the Baxter International Inc. Incentive Investment Plan (the “Incentive Investment Plan”) and the Baxter Healthcare of Puerto Rico Savings and Investment Plan (collectively, the “Savings Plans”), direct the trustee for the applicable Savings Plan (or its designated agent) to exchange in the Exchange Offer some or all of the Baxter Shares held in eligible Baxter common stock funds (the “Baxter Stock Funds”) attributable to their Savings Plan accounts.

The Special Blackout may be imposed because, in connection with administering the Exchange Offer, the third-party administrator of the Savings Plans (or its designated agent) will impose restrictions on certain transactions involving exchanging participants’ accounts and the Baxter Stock Funds for more than three consecutive business days. During that time, exchanging participants will be unable to transfer their account balances out of the Baxter Stock Funds, obtain any distributions, obtain withdrawals of accounts balances invested in the Baxter Stock Funds or obtain loans from the Baxter Stock Funds.

With certain exceptions, applicable federal law and regulations require the imposition of a blackout on directors and Section 16 officers if 50% or more of the participants in all individual account plans of a company are prohibited from engaging in transactions with respect to the company’s equity securities in their plan accounts for more than three consecutive business days, and also require the company to provide its directors and Section 16 officers and the SEC with advance notice of such a blackout.

As a result, although we don’t know at this time if 50% or more of Savings Plan participants will actually participate in the Exchange Offer and, thus, whether the Special Blackout will be imposed, we are required to prepare for the possible imposition of a blackout under the terms set forth in this notice. If we determine that fewer than 50% of the Savings Plan participants actually participate in the Exchange Offer, the Special Blackout will not be imposed.

If the Special Blackout is imposed, it will prohibit you from purchasing, selling or otherwise acquiring or transferring those Baxter Shares or derivative securities (options, puts, calls, straddles, etc.) noted above, whether or not you hold Baxter Shares in any of the Savings Plans and whether or not you participate in the Exchange Offer. This prohibition also will apply to your spouse and minor children, if any, anyone who lives in your household and anyone who is financially dependent on you. If the Special Blackout is imposed, it will not prohibit you from, along with certain other limited exceptions, (i) exchanging Baxter Shares for Baxalta Shares in the Exchange Offer; (ii) reinvesting dividends under the Baxter Dividend Reinvestment Program; or (iii) after preclearing with the Corporate Secretary, making gifts of Baxter Shares.

You may contact me at 224.948.3086 to obtain additional information about this notice. You may also contact D.F. King & Co., Inc., at 48 Wall Street, New York, NY 10005 or by calling 1-800-622-1649 for additional information regarding the Exchange Offer.

Please also note that you are subject to a blackout under Baxter’s Securities Trading Policy that is currently scheduled to expire on             , 2016. You may not elect to participate in the Exchange Offer prior to such date, and must pre-clear any proposed participation in the Exchange Offer with the Corporate Secretary after such date.

Important Legal Information

No statement in this document is an offer to purchase or a solicitation of an offer to sell securities. The solicitation and the offer to exchange Baxter Shares are made only pursuant to the Exchange Offer described in the Prospectus. The Prospectus contains important information that should be read carefully before any decision is made with respect to the Exchange Offer. Such materials have been made available to Baxter’s stockholders at no expense to them. In addition, such materials (and all other offer documents filed with the SEC) are available at no charge on the SEC’s website: www.sec.gov.